EXHIBIT 99(A)

PRESS RELEASE

                                    Contact:   Wendell W.Gamel
                                               Chairman
                                               Tech-Sym Corporation
                                               713/785-7790

FOR IMMEDIATE RELEASE
                                               Ed Bisno/Jackie Fitzgerald
                                               Media Contact: Lee Foley
                                               Morgen-Walke Associates
                                               212/850-5600

              TECH-SYM CORPORATION ANNOUNCES THE APPOINTMENT OF
           J. MICHAEL CAMP AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

      HOUSTON, TEXAS, April 22, 1998--Tech-Sym Corporation (NYSE:TSY) today announced that J. Michael Camp, age 48, will become the Company's new President and Chief Executive Officer effective May 1, 1998. Mr. Camp will replace Wendell W. Gamel who has served as President of Tech-Sym for the past 23 years. Mr. Gamel will continue as the Chairman.
      Mr. Camp will join Tech-Sym Corporation after serving since May 1996 as President and Chief Executive Officer of Olicom Inc. and a member of the executive management board of Olicom A/S (Nasdaq:OLCMF). During Camp's tenure at Olicom, annual sales growth exceeded 42% and the market valuation of its stock increased dramatically. Prior to Olicom, Camp was with Northern Telecom for seven years and held various managerial positions of increasing P&L responsibility. In his last position at Northern Telecom, he was directly responsible for a business unit with annual sales of $750 million.
        "We are extremely pleased that Michael will join Tech-Sym," commented Wendell W. Gamel, Chairman. "During his 21-year career in the technology industry, Mr. Camp has developed a strong track record of successfully managing the development, manufacturing, and marketing of communications products and systems. He has the experience and expertise to help Tech-Sym grow its businesses of seismic instrumentation, broadcast electronics and microwave components, and defense. I am confident Michael will lead Tech-Sym to increase profits and shareholder value into the 21st century."
      Mr. Camp stated, "I am very pleased to have the opportunity to lead Tech-Sym. It is a Company with tremendous potential, and I look forward to working with the employees and management team as we continue to expand the Company's presence globally. I am excited by possibilities inherent in Tech-Sym's diverse products and markets, as well as the opportunity to partner with Wendell in growing shareholder value."

                                    -more-

      Tech-Sym Corporation is a high technology company that designs, develops and manufactures electronic systems and components used in diverse markets including oil and gas exploration, communications, and defense systems.
      FORWARD-LOOKING STATEMENTS IN THIS RELEASE ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, RISKS ASSOCIATED WITH THE UNCERTAINTY OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS, LIMITED NUMBER OF CUSTOMERS, AS WELL AS RISKS OF DOWNTURNS IN ECONOMIC CONDITIONS GENERALLY, RISKS ASSOCIATED WITH COMPETITION AND COMPETITIVE PRICING PRESSURES, AND OTHER RISKS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                    # # #